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                                                                   Exhibit 10.29

                                3COM CORPORATION

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is by and between 3Com Corporation (the "Company) and Robert Y. L. Mao ("Executive") and is as of August 7, 2006.

1. Duties and Scope of Employment.

     (a) Positions and Duties. As of August 18, 2006 (the "Effective Date"), Executive will serve as the Company's Executive Vice President, Corporate Development and shall report directly to the Chief Executive Officer. As soon as reasonably practicable thereafter, Executive will be appointed to the Board of Directors of Huawei-3Com Co., Ltd. "H3C"). Executive's principal place of employment will be in Beijing, China with regular travel to Hangzhou, China. Executive shall render such business and professional services in the performance of his duties, consistent with the terms of this Agreement and Executive's position within the Company, as will reasonably be assigned to him by the Chief Executive Officer. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."

     (b) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability and in accordance with each of the Company's corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, including membership of boards of directors, for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may (i) serve on the boards of directors of or continue to hold an interest in the companies previously disclosed and submitted to the Company in writing prior to the Effective Date and (ii) without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive's obligations to Company.

          (i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached (subject to the possible exception referenced in Section 17 of this Agreement) by Executive's entering into, or performing services under, this Agreement. Executive further represents that as of the date of this Agreement there are no threatened, pending, or actual claims against Executive of which he is aware as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

     (c) Other Entities. Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for each of the Company's


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subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term "affiliates" will include any entity controlled by, controlling, or under common control of the Company.

2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as each such term is defined in Section 10 below), at the option either of the Company or the Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

3. Compensation.

     (a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $400,000.00 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings.

     (b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors of the Company (the "Board") or by the Compensation Committee of the Board (the "Committee"). During the Employment Term, Executive's target annual incentive ("Target Annual Incentive") will be not less than 100% of Base Salary, with a maximum potential opportunity of 200% of Base Salary, subject to the terms of the bonus plan approved by the Committee except that the terms of this Agreement shall control to the extent that this Agreement provides for more favorable terms with respect to the annual incentive as it applies to Executive. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and will be adjusted for under- or over-performance. Any incentive earned during the first half of fiscal 2007 will be pro-rated based on the Effective Date (calculated by multiplying any incentive earned by Executive by a fraction with a numerator equal to the number of days between the Effective Date and the close of the first half of the fiscal year and a denominator equal to 182). The Company will notify Executive of the performance goals in respect of fiscal 2007 within 60 days after the Effective Date.

     (c) Stock Options.

          (i) In connection with his initial service Executive will be granted nonstatutory stock options to purchase 2,000,000 shares of Company common stock. The exercise price of the first tranche of 1,000,000 options will be at a per share exercise price equal to the closing price per share of Company common stock on Nasdaq Global


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Select Market ("Nasdaq") on the first Tuesday in the month immediately succeeding the month in which Executive commences employment with the Company (the "First Tuesday Exercise Price"). The second tranche of 1,000,000 options will be awarded as soon as practicable after Executive becomes CEO of H3C in accordance with the equity grant policy in effect at the time. No stock options shall be deemed to have been accepted until Executive has signed the Company's form of stock option agreement. The stock option grant described above will be granted under and subject to the terms, definitions and provisions of the Company's 2003 Stock Plan, as amended (the "2003 Plan"), and the Company's form of stock option agreement, except that the terms of this Agreement shall control to the extent that this Agreement provides for more favorable terms with respect to the stock option grant. The stock option grant will be scheduled to vest at a rate of 25% on each anniversary of the grants over four (4) years assuming Executive's continued employment with the Company on each scheduled vesting date, and will have the maximum term permitted in the 2003 Plan.

4. Employee Benefits.

     (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

     (b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers. In no event will Executive receive less than four (4) weeks of paid vacation time per calendar year.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. Executive will be provided access to a car and driver for his daily travel in connection with his employment with the Company.

6. Term and Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to amounts and benefits specified in Section 8.


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7. Survival of Covenants.

     (a) Non-solicitation and Non-competition. The Executive agrees that during the Employment Term and for twelve (12) months thereafter, Executive will not
(i) solicit any employee of the Company (other than Executive's personal assistant) for employment other than at the Company or one of its subsidiaries or affiliates, or (ii) directly or indirectly sell products competitive to those of 3Com (including H3C) to any person or entity with whom Executive had contact while at 3Com; provided, however, that if Executive terminates his employment for Good Reason pursuant to Section 10(d)(vii), or is terminated without Cause prior to April 1, 2007 then the provisions of this section 7(a)(ii) shall not apply.

     (b) Nondisparagement. During the Employment Term and for twelve (12) months thereafter, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company, and the members of the Chief Executive staff and the Board will not knowingly and materially disparage, criticize, or otherwise make any derogatory comments regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company's current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

     (c) Confidentiality. During the Employment Term and thereafter, Executive will continue to comply with the terms of the Restrictive Covenant Agreement.

8. Severance.

     (a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive's employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to
Section 8(d), Executive will receive: (i) continued payment of the aggregate of executive's Base Salary plus the Target Annual Incentive for the year in which the termination occurs (less applicable tax withholdings) for twelve (12) months, such amounts to be paid out bi-weekly in accordance with the Company's normal payroll policies; (ii) twelve (12) months accelerated vesting with respect to Executive's then outstanding, unvested equity awards, other than performance-based awards, (iii) extension of the exercise period for all Executive's outstanding stock options to the earlier of 165 calendar days from the date of termination or the expiration date of the stock options (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company's health plans until the earlier of
(x) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA")), or (y) the date upon which Executive and Executive's eligible dependents become covered under similar plans, and (v) conversion of the Executive's basic term life insurance in effect


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immediately prior to the date of termination to continue coverage until the earlier of (x) one (1) year from the date of termination or (y) the date upon which the Executive becomes eligible for coverage under another employer's life insurance plan.

     (b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8(d), Executive will receive: (i) continued payment of two (2) year's Base Salary, less applicable tax withholdings, in accordance with the Company's normal payroll policies; (ii) two (2) payments each equal to 100% of Executive's Target Annual Incentive for the year in which the termination occurs, less applicable tax withholdings, paid in two equal annual installments in accordance with the Company's normal schedule for the payment of annual cash incentives; (iii) full vesting with respect to Executive's then outstanding unvested equity awards, other than performance-based awards; (iv) extension of the exercise period for all Executive's outstanding stock options to the earlier of 165 calendar days from the date of termination or the expiration date of the stock options (v) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company's health plans until the earlier of
(x) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (y) the date upon which Executive and Executive's eligible dependents become covered under similar plans, and (vi) conversion of the Executive's basic term life insurance in effect immediately prior to the date of termination to continue coverage until the earlier of (x) one (1) year from the date of termination or (y) the date upon which the Executive becomes eligible for coverage under another employers life insurance plan.

     (c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive's employment is terminated voluntarily, including due to death or Disability, without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive's outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company's then established plans.

     (d) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to this Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims appended hereto as Exhibit A. No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective.

     (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.


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9. Excise Tax Gross-Up. In the event that the benefits provided for in this
Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive will receive (i) a payment from the Company sufficient to pay such excise tax, and
(ii) an additional payment from the Company sufficient to pay the federal and state and local income and employment taxes and additional excise taxes arising from the payments made to Executive by the Company pursuant to this sentence. However the Company may elect not to make payments under the preceding sentence to the extent it reasonably determines that (a) the "parachute payments" arise from the acceleration of options with exercise prices exceeding the price at which the underlying shares could be sold on the date of the Change in Control and (b) any payments under the preceding sentence would not significantly benefit the Executive. Unless Executive and the Company agree otherwise in writing, the determination of Executive's excise tax liability, if any, and the amount, if any, required to be paid under this Section 9 will be made in writing by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive (the "Accountants"). For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10. Definitions.

     (a) Cause. For purposes of this Agreement, "Cause" will mean:

          (i) Executive's willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes in reasonable detail the basis for the Board's belief that Executive has not substantially performed his duties and provides Executive the opportunity to present to the Board his good faith reasons for not so performing and, if the Board does not agree with such reasons, with thirty (30) days to take corrective action;

          (ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

          (iii) Executive's conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business;


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          (iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company's reputation or business;

          (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); or

          (vi) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an "Investigation"). However, Executive's failure to waive attorney-client privilege relating to communications with Executive's own attorney in connection with an Investigation will not constitute "Cause".

     (b) Change of Control. For purposes of this Agreement, "Change of Control" will mean the occurrence of any of the following events:

          (i) The consummation by the Company or by H3C of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company or the voting power of H3C, as the case may be, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or the voting power of H3C or such surviving entity outstanding immediately after such merger or consolidation;

          (ii) The approval by the stockholders of the Company or H3C, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or H3C or an agreement for the sale or disposition by the Company or H3C of all or substantially all of the Company's or H3C's assets;

          (iii) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company or H3C representing 50% or more of the total voting power represented by the Company's or H3C's then outstanding voting securities; or

          (iv) A change in the composition of the Board within any twelve (12) month period during the Term and pursuant to a plan in which the proponent proposes alternative directors to the Board, and as a result of which fewer than a majority are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in


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subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

     (c) Disability. For purposes of this Agreement, "Disability" will mean Executive's absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of Executive's mental or physical illness or injury.

     (d) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without Executive's express written consent:

          (i) A significant reduction of Executive's duties, position, or responsibilities, relative to Executive's duties, position, or responsibilities in effect immediately prior to such reduction;

          (ii) A substantial reduction by the Company of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;

          (iii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction that is no greater than 15%;

          (iv) A reduction in Executive's Base Salary or annual cash incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or annual cash incentive by a percentage reduction that is no greater than 15%;

          (v) The relocation of Executive to a facility or location more than fifty (50) miles from Beijing, China;

          (vi) The failure of the Company to obtain the assumption of the employment agreement by a successor and an agreement that Executive will retain the same role and responsibilities in the merged or surviving parent company as he had prior to the merger under Section 1 of this Agreement or, if more favorable, the same role and responsibilities that Executive had immediately prior to the merger; or

          (vii) The failure of the Company to cause the appointment of Executive as Chief Executive Officer of H3C by April 1, 2007; provided however for purposes of this section 10 (d)(vii) only Executive's sole and exclusive benefit shall be the payment to him by the Company of $800,000, payable in a lump sum by May 1, 2007.


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     (e) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive's employment with the Company is "in Connection with a Change of Control" if Executive's employment is terminated within three (3) months prior or twelve (12) months following a Change of Control.

11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12. Confidential Information. Executive will execute the Company's standard form of confidential information, intellectual property, non-competition and non-solicitation agreement, appended hereto as Exhibit B (the "Restrictive Covenant Agreement").

13. Assignment. This Agreement will be binding upon and inure to the benefit of
(a) the heirs, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

     If to the Company:

     Attn: Chairman of the Compensation Committee c/o Corporate Secretary 3Com Corporation
     350 Campus Drive
     Marlborough, MA 01752-3064


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If to Executive:

at the last residential address known by the Company

With a copy to:

     Linda E. Rappaport
     Shearman & Sterling LLP
     599 Lexington Avenue
     New York, NY 10022

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration.

     (a) Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Streamlined Arbitration Rules and Procedures (the "J.A.M.S. Rules"). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts.

     (b) The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by either party hereto. The parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. The arbitrator must be a licensed attorney, primarily engaged as a practicing lawyer in the field of employment law and related litigation for at least ten (10) years, or primarily engaged in the practice of arbitrating or mediating executive employment law disputes for at least ten (10) years, and must not have any existing or prior relationship with the Company or any of its subsidiaries or affiliates, on the one hand, or Executive, on the other hand.

If the parties are unable to agree upon an arbitrator, one will be selected, meeting the above criteria, in accordance with the J.A.M.S. Rules. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The


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arbitrator's decision and award shall be made and delivered within six (6)
months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

     (c) The parties covenant and agree that they will participate in the arbitration in good faith. This Section 16 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

     (d) Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other party hereto. Final judgment against either party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

17. Tax Equalization, Home Leave and Equity Claw-back Indemnification. Executive shall be entitled to receive reimbursement, annually, for the cost of one round trip business class airline ticket on the airline of the Executive's reasonable choice for Executive, his spouse and one additional family member for home leave purposes. The Company shall indemnify and reimburse Executive for tax equalization purposes as set forth on Exhibit C. The Company will also reimburse Executive for reasonable tax preparation expenses up to an annual cap of $10,000.00. The Company shall indemnify Executive for any losses Executive may incur as a result of equity "clawbacks" stemming from his prior employment due to his employment with the Company or 1-13C, provided that Executive submits appropriate documentation to verify any losses, provided further that the Company has the right but not the obligation to control the defense of any such claim, and provided further that such indemnification shall not exceed $750,000.00.


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18. Integration. This Agreement, together with the Restrictive Covenant
Agreement and the standard forms of equity award agreement that describe Executive's outstanding equity awards, except as otherwise provided herein, represents the entire agreement and understanding between the parties as to the subject matter herein and, except as otherwise provided herein, supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to, the Company's Section 16 Officer Severance Plan and the Company's form of Management Retention Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, including but not limited to the standard Restrictive Covenant Agreement to be signed upon Executive's hire, the bonus plan referred to in
Section 3(b), and the Company's 2003 Stock Plan and corresponding agreement to be signed by Executive in conjunction with his option grants, the terms in this Agreement will prevail.

19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20. Survival. The Restrictive Covenant Agreement and Sections 6 through 13, 15, 16, 18 through 23, and 26 will survive the termination of this Agreement.

21. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

23. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

24. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

25. Conditions. This offer is conditioned upon Executive providing to Company references relating to Executive's employment in a form acceptable to the Company, and Company's satisfactory review of such references.

26. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive's


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

termination, the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one
(1) day following the date of Executive's termination. All subsequent payments, if any, will be payable as provided in this Agreement. Additionally, if any other provision of this Agreement contravenes 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the Company, after consultation with the Executive, will reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of 409A of the Code.

27. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

3COM CORPORATION


By: /s/ Neal D. Goldman                 Date: 8/7, 2006
    ---------------------------------


EXECUTIVE:


/s/ Robert Mao                          Date: 8/7, 2006
-------------------------------------


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